Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 12, 2016 relating to the financial statements of GMS Inc., which appears in GMS Inc.’s Annual Report on Form 10-K for the year ended April 30, 2016 which is incorporated by reference in the Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-215890).  We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-215890).

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

February 22, 2017